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                                                                   Exhibit 99.1

                     APPLIED GRAPHICS TECHNOLOGIES ANNOUNCES
                        OFFER FOR WACE GROUP PLC DECLARED
                          UNCONDITIONAL IN ALL RESPECTS

     NEW YORK, MAY 21, 1999 - Applied Graphics Technologies, Inc. (NASDAQ:
AGTX), a leading provider of outsourced digital media asset management services in the United States, today announced in London that its cash offer to purchase all of the outstanding ordinary shares of Wace Group Plc has been declared unconditional in all respects. Under UK law, Wace is now effectively controlled by the Company. The consideration due under the offer will be posted to accepting shareholders no later than June 4, 1999. As previously announced, Derek Ashley, Wace's Chief Executive Officer, will become Chief Operating Officer of the Company.

     Fred Drasner, Chief Executive Officer of the Company, said, "We are excited that the acquisition of Wace is nearing completion. This acquisition will make AGT the largest independent digital media asset management company in the world with pro forma 1998 revenues of approximately $700 million. The acquisition of Wace gives AGT a strong European presence which certain of our international customers desire, makes AGT a major player in providing digital media asset management services to the packaging industry and strengthens our position with advertising agencies in New York, as well as the important Midwest and Western regions of the U.S. Additionally, we have very complementary businesses that present significant opportunities for integration in several geographic areas of the U.S. The integration should result in cost savings to the combined organization."

     Wace Group Plc operates an international network of digital imaging businesses and is a provider of digital services in the areas of pre-press, color management, interactive multimedia services and print procurement.

     Applied Graphics Technologies, Inc. is a leading provider of outsourced advanced digital media asset management and archiving services, through its proprietary Digital Link(R) System, to magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers and retailers, as well as major corporations. From more than 30 locations across the country, AGT supplies a complete range of digital and traditional processes for images, including scanning, color enhancement, image editing, archiving and electronic distribution. AGT tailors these services to fit specific customer needs, from conventional project and contract vendor relationships to today's more progressive arrangements, consisting of outsourcing on-site facilities management and complete turnkey operations. Additionally, AGT provides a wide range of advertising and marketing related creative services for customers primarily in retailing. These services include assistance in creation of newspaper advertising campaigns, development of in-store and collateral media and photographic services. AGT also provides content management and the volume reproduction and distribution of television and radio commercials to broadcast and cable media for ad agencies and their clients. Finally, through its Devon Publishing Group, AGT is a publisher of alternative greeting cards, calendars and fine art and other prints and wall decor items.

     This release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual achievements to be materially different from those anticipated in the forward-looking statements. Readers are referred to AGT's SEC filings, including its quarterly reports on Form 10-Q and Annual

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Report on Form 10-K, for a discussion of such factors. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

     Additional information about Applied Graphics Technologies can be obtained by visiting the AGT website: http://www.agt.com.